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                                 THE ARBOR FUND

                          SCHEDULE DATED AUGUST 8, 1995
                         TO THE ADMINISTRATION AGREEMENT
                              DATED AUGUST 1, 1994
                                     BETWEEN
                                 THE ARBOR FUND
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION


Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the Prime Obligations Fund (the "Portfolio") at an annual rate of .08% of the average daily net assets of the Portfolio, which is calculated daily and paid monthly.